Exhibit 16(c)(2)

Books-A-Million, Inc.

Discussion Materials for the Special Committee of the Board of Directors

CORPORATE FINANCE April 15, 2015 FINANCIAL ADVISORY SERVICES

FINANCIAL RESTRUCTURING STRATEGIC CONSULTING

HL.com Confidential / Draft – Preliminary – Subject to Further Review

Preliminary Draft—For Discussion Purposes Only

Books-A-Million, Inc. Table of Contents

Page Transaction Background 2 Illustrative Sensitivities 5 Appendix 12 Other Information 13 Illustrative Alternatives 17 Representative Buyer Universe 20 Disclaimer 29

Preliminary Draft—For Discussion Purposes Only

Transaction Background

Preliminary Draft—For Discussion Purposes Only

Transaction Transaction Background

Background

On January 29, 2015, Books-A-Million, Inc. (“BAMM” or the “Company”) received a non-binding proposal from Clyde B. Anderson, Executive Chairman of the Company, on behalf of the Anderson Family, to acquire the remaining outstanding shares of Company common stock not owned by the Anderson Family at a cash purchase price of $2.75 per share (the “Anderson Proposal”) The Anderson Proposal represents a premium of approximately 64.0% over BAMM’s $1.68 per share closing price on January 29, 2015 and approximately 65.0% over BAMM’s average closing price during the 90 trading days prior to January 29, 2015 Since public announcement of the Anderson Proposal, the Company’s common stock has traded slightly above the Anderson Proposal price to $2.79 per share as of April 14, 2015, reflecting an implied premium of approximately 66.3% relative to BAMM’s closing stock price on the announcement date Per the Anderson Proposal, the transaction would be financed through borrowings available under the Company’s existing credit line and is conditioned on the availability of sufficient borrowing capacity The Anderson Family has stated that it is interested only in acquiring the outstanding shares of Company common stock that it does not already own, and that it is not interested in a sale of its shares of Company common stock or other strategic transaction involving a third party The Anderson Family also has indicated that it does not intend to proceed with the proposed transaction unless the Company’s Special Committee of the Board of Directors (the “Special Committee”) recommends the transaction to the full Board of Directors and any definitive acquisition agreement includes a non-waivable majority of the minority vote condition

Source: Anderson Proposal, BAMM January 29, 2015 press release, Capital IQ. 3

Preliminary Draft—For Discussion Purposes Only

Transaction Summary of Selected Transaction Terms

Background

Parties to the Transaction

Acquiror: Clyde B. Anderson, on behalf of himself and certain other interests of the Anderson family (collectively, the “Anderson Family”) Target: Books-A-Million, Inc. (“BAMM” or the “Company”) Seller: BAMM shareholders, excluding the Anderson Family Form of Transaction Merger Form of Consideration Cash Only

Per Share Transaction Consideration: $2.75

Financing: Through borrowings of the Company’s existing revolving credit facility, conditioned upon sufficient borrowing capacity

Note: This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction.

Source: Anderson Proposal. 4

Preliminary Draft—For Discussion Purposes Only

Illustrative Sensitivities

Preliminary Draft—For Discussion Purposes Only

Illustrative Sensitivities

Selected BAMM Historical and Projected Financial Data

(dollars in millions)

Fiscal Year Ended, Fiscal Year Ending, 5-Year

2/2/20131 2/1/2014 1/31/2015 2016E 2017E 2018E 2019E 2020E CAGR2

Reported Revenue $498.439 $473.908 $474.084 $483.420 $487.484 $494.284 $501.138 $507.820 1.4%

Revenue Growth % — -4.9% 0.0% 2.0% 0.8% 1.4% 1.4% 1.3%

Less: Cost of Goods Sold 353.447 336.939 333.664 341.572 344.124 349.117 353.967 359.000

Gross Profit $144.992 $136.969 $140.420 $141.848 $143.361 $145.168 $147.171 $148.820

Gross Margin % 29.1% 28.9% 29.6% 29.3% 29.4% 29.4% 29.4% 29.3%

Less: Operating, Selling & Administrative Expenses 121.267 120.275 119.376 122.884 121.083 121.575 123.469 125.842

Less: Real Estate Income 0.421 1.065 1.667 2.736 4.808 6.261 6.238 6.214

Add: Total Adjustments3 0.102 1.005 0.585 1.499(0.131)(0.186)(0.236)(0.235)

Adjusted EBITDA $23.406 $16.634 $19.962 $17.727 $17.339 $17.146 $17.229 $16.530 -3.7%

Adjusted EBITDA Margin % 4.7% 3.5% 4.2% 3.7% 3.6% 3.5% 3.4% 3.3%

Less: Depreciation & Amortization 16.501 17.492 15.365 14.001 14.580 13.360 10.720 10.444

Adjusted EBIT $6.905($0.857) $4.597 $3.726 $2.759 $3.786 $6.510 $6.086 5.8%

Adjusted EBIT Margin % 1.4% -0.2% 1.0% 0.8% 0.6% 0.8% 1.3% 1.2%

Add: Depreciation & Amortization 16.501 17.492 15.365 14.001 14.580 13.360 10.720 10.444

Less: Capital Expenditures 12.679 15.255 10.395 13.428 12.007 13.033 12.944 11.944

Adjusted Free Cash Flow $10.727 $1.379 $9.567 $4.298 $5.332 $4.113 $4.285 $4.586 -13.7%

Additional Financial Information

Net Working Capital $55.515 $64.402 $59.024 $60.098 $55.584 $53.844 $53.051 $53.254

Change in Net Working Capital — — $5.378($1.074) $4.514 $1.740 $0.793($0.203)

Revenue / Store NA $1.559 $1.580 $1.590 $1.578 $1.574 $1.571 $1.567

Comparable Store Sales Growth -3.6% -6.8% 0.4% 1.0%(0.2%)(0.1%) 0.0% 0.0%

Store Count:

Superstores NA 183 173 167 159 153 147 141

Mall Stores NA 61 60 65 73 79 85 91

Yogurt Mountain NA 43 44 44 44 44 44 44

2nd & Charles NA 17 23 28 33 38 43 48

Total Stores NA 304 300 304 309 314 319 324

Net Store Additions/Reductions — —(4) 4 5 5 5 5

1. Fiscal year ended February 2, 2013 is representative of a 53-week year.

2. CAGR refers to Compound Annual Growth Rate.

3. Total Adjustments:

Add: Impairment Charges $0.884 $0.729 $0.436 $0.000 $0.000 $0.000 $0.000 $0.000

Add: Loss / (Gain) on Sale of Assets 0.000 0.000(0.346) 0.000 0.000 0.000 0.000 0.000

Add: Buyout Costs 0.000 0.000 0.000 1.500 0.000 0.000 0.000 0.000

Add: Equity Income / (Loss) from IF(0.782) 0.157 0.241 0.113 0.113 0.113 0.113 0.113

Less / (Add): 49.9% Yogurt Mountain EBITDA 0.000(0.119)(0.254) 0.114 0.244 0.299 0.349 0.348

Total Adjustments $0.102 $1.005 $0.585 $1.499($0.131)($0.186)($0.236)($0.235)

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.

LTM refers to latest 12 months. NFY refers to next fiscal year. NA refers to not available.

Note: Historical and Projected financials exclude PGP. Sources: BAMM public filings, Company management.

Preliminary Draft—For Discussion Purposes Only

Illustrative Sensitivities

Illustrative Selected Companies EBITDA Multiples Sensitivities

Illustrative After- Tax Equity Value of Real Estate Sensitivities3

Illustrative LTM EBITDA Multiple Sensitivities1

$ 1.78 2.5x 3.0x 3.5x 4.0x 4.5x

$ 18.0 $ 1.78 $ 2.41 $ 3.05 $ 3.68 $ 4.31

$ 20.0 $ 1.91 $ 2.54 $ 3.17 $ 3.81 $ 4.44

$ 22.0 $ 2.03 $ 2.67 $ 3.30 $ 3.93 $ 4.57

$ 24.0 $ 2.16 $ 2.79 $ 3.43 $ 4.06 $ 4.69

Illustrative After- Tax Equity Value of Real Estate Sensitivities3

Illustrative NFY EBITDA Multiple Sensitivities2

$ 1.42 2.5x 3.0x 3.5x 4.0x 4.5x

$18.0 $1.42 $1.99 $2.55 $ 3.11 $3.67

$20.0 $1.55 $2.11 $2.68 $ 3.24 $3.80

$22.0 $1.68 $2.24 $2.80 $ 3.37 $3.93

$24.0 $1.80 $2.37 $2.93 $ 3.49 $4.06

Note: Based on 15.8 million oustanding and dilutive shares as of April 14, 2015, per BAMM public filings and Company management, per treasury stock method.

Note: Per Company management, includes average revolver borrowings for fiscal year ended January 31, 2015 (less adjustments to exclude borrowings related to PGP). Reflects average debt amounts for illustrative purposes as a proxy for actual debt amounts, which may vary based on seasonality. Results shown may vary depending on actual debt amounts.

1. Represents LTM EBITDA of $20.0 million, excluding PGP, per Company management.

2. Represents NFY EBITDA of $17.7 million, excluding PGP, per Company management.

3. Represents Company’s 94.9% ownership of PGP.

Preliminary Draft—For Discussion Purposes Only

Illustrative Sensitivities

Selected Companies Overview

(dollars in millions, except per share values)

	Share Price[3]	Equity Market Value[3,4]	Adjusted Enterprise Value[3,4]	Adjusted Enterprise Value[1] to Adjusted EBITDA[2] LTM[5]	NFY[6,7]
Barnes & Noble, Inc.	$23.32	$1,772.7	$1,569.4	4.7x	4.6x
GameStop Corp.	$40.40	$4,424.4	$4,328.6	5.7x	5.1x
Trans World Entertainment Corporation	$3.82	$121.8	$30.4	4.0x	*NA*
Outerwall Inc.	$67.06	$1,306.0	$2,026.1	4.6x	4.1x
Low				4.0x	4.1x
High				5.7x	5.1x
Median				4.6x	4.6x
Mean				4.7x	4.6x

Note: No company used in this overview for comparative purposes is identical to the Company.
1. Adjusted Enterprise Value equals equity market value + average annual debt outstanding + preferred stock – average cash and cash equivalents.
2. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
3. Based on closing prices as of April 14, 2015.
4. Based on reported fully-diluted shares.
5. LTM refers to the most recently completed 12-month period for which financial information has been made public.
6. NFY refers to the next fiscal year for which financial information has not been made public.
7. Multiples based on forward-looking financial information may have been calendarized to the Company's fiscal year-end of January 31.
NA refers to not available.
Source: Capital IQ.

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Preliminary Draft - For Discussion Purposes Only

Illustrative Sensitivities

Discounted Cash Flow Overview – Implied Perpetuity Growth Rate Sensitivities

(dollars in millions, except per share values)

Terminal

Projected Fiscal Year Ending, Value

2016E1 2017E 2018E 2019E 2020E Assumptions

Revenue $386.7 $487.5 $494.3 $501.1 $507.8 $507.8

Revenue Growth % 2.0% 0.8% 1.4% 1.4% 1.3% 0.0%

Less: Cost of Goods Sold 273.3 344.1 349.1 354.0 359.0 359.0

Less: Operating, Selling & Administrative 98.3 121.1 121.6 123.5 125.8 125.8

Less: Real Estate Income 2.2 4.8 6.3 6.2 6.2 6.2

Add: Total Adjustments 1.2(0.1)(0.2)(0.2)(0.2)(0.2)

Adjusted EBITDA $14.2 $17.3 $17.1 $17.2 $16.5 $16.5

Adjusted EBITDA Margin % 3.7% 3.6% 3.5% 3.4% 3.3% 3.3%

Less: Depreciation and Amortization 11.2 14.6 13.4 10.7 10.4 11.9

Adjusted EBIT $3.0 $2.8 $3.8 $6.5 $6.1 $4.6

Less: Taxes2 1.192 1.103 1.514 2.604 2.434 1.835

Unlevered Earnings $1.8 $1.7 $2.3 $3.9 $3.7 $2.8

Add: Depreciation and Amortization 11.2 14.6 13.4 10.7 10.4 11.9

Less: Capital Expenditures 10.7 12.0 13.0 12.9 11.9 11.9

Less: Change in Working Capital 0.9(4.5)(1.7)(0.8) 0.2 0.0

Unlevered Free Cash Flows $1.4 $8.7 $4.3 $2.5 $1.9 $2.8

Illustrative Illustrative 2020E Adjusted EBITDA

Discount Terminal Multiple3

Rate 0.0% 1.0% 2.0% 3.0%

8.0% 2.1x 2.4x 2.8x 3.4x

8.5% 2.0x 2.2x 2.6x 3.1x

9.0% 1.8x 2.1x 2.4x 2.9x

Illustrative Illustrative PV of Terminal Value

Discount as a % of Enterprise Value

Rate 0.0% 1.0% 2.0% 3.0%

8.0% 60.4% 63.8% 67.5% 71.5%

8.5% 58.7% 61.9% 65.4% 69.3%

9.0% 57.0% 60.1% 63.5% 67.2%

Illustrative Present Value Illustrative PV of Terminal Value

Illustrative of Cash Flows Based on Perpetuity Growth Rate for Illustrative Enterprise Value Reference Range Illustrative Equity Value Reference Range4,5 Illustrative Per Share Reference Range6

Discount 2016E—2020E 2020E Unlevered Free Cash Flow

Rate $ 16.1 0.0% 1.0% 2.0% 3.0% 0.0% 1.0% 2.0% 3.0% 0.0% 1.0% 2.0% 3.0% 0.0% 1.0% 2.0% 3.0%

8.0% $ 16.2 $ 24.7 $28.5 $33.6 $40.7 $ 40.9 $44.7 $49.8 $56.9 $21.0 $24.8 $29.9 $37.0 $1.33 $1.58 $1.90 $2.35

8.5% $ 16.1 + $ 22.8 $26.1 $30.4 $36.3 = $ 38.9 $42.2 $46.5 $52.4 $19.0 $22.3 $26.6 $32.5 $1.20 $1.41 $1.69 $2.06

9.0% $ 15.9 $ 21.1 $24.0 $27.7 $32.6 $ 37.0 $39.9 $43.6 $48.5 $17.1 $20.0 $23.7 $28.6 $1.09 $1.27 $1.51 $1.82

Note: Present values as of April 14, 2015; mid-year convention applied.

1. Represents a 292-day stub period.

2. Tax at 40.0%, per Company management.

3. Implied from corresponding discount rate and perpetuity growth rate applied to 2020E unlevered free cash flow.

4. Assumes After-Tax Equity Value of Real Estate of $20.0 million, representing Company’s 94.9% ownership of PGP.

5. Per Company management, includes average revolver borrowings for fiscal year ended January 31, 2015 (less adjustments to exclude borrowings related to PGP). Reflects average debt amounts for illustrative purposes as a proxy for actual debt amounts, which may vary based on seasonality. Results shown may vary depending on actual debt amounts.

6. Based on 15.8 million oustanding and dilutive shares as of April 14, 2015, per BAMM public filings and Company management, per treasury stock method.

E refers to estimated. PV refers to present value.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.

Source: Company management projections as approved by Special Committee. 9

Preliminary Draft—For Discussion Purposes Only

Illustrative Sensitivities

Net Operating Loss – Status Quo

(dollars in millions)

Illustrative Assumptions

Discount Rate1 16.6%

Tax Rate2 6.6% For 9.6

State NOL Amount $21.3 Months Ending For the Fiscal Year Ending January 31,

1/31/2016 2017E 2018E 2019E 2020E

EBT $0.9 $3.1 $5.7 $8.5 $8.1

Beginning Balance $21.3 $20.4 $17.3 $11.6 $3.1

NOLs Utilized 0.9 3.1 5.7 8.5 3.1

Ending Balance $20.4 $17.3 $11.6 $3.1 $0.0

NOLs Utilized $0.9 $3.1 $5.7 $8.5 $3.1

Implied Tax Reduction $0.1 $0.2 $0.4 $0.6 $0.2

Discount Period 0.40 1.30 2.30 3.30 4.30

Discount Factor @ 16.6% 0.94 0.82 0.70 0.60 0.52

Implied Present Value of NOLs $0.1 $0.2 $0.3 $0.3 $0.1

Illustrative Total Present Value of NOLs (Rounded) $0.9

1. Based on BAMM cost of equity.

2. Represents weighted average of applicable state income tax rates, per Company management, attributable to utilization of BAMM NOLs.

E refers to estimated.

EBT refers to earnings before taxes.

NOLs refers to net operating losses.

Source: Company management projections as approved by Special Committee.

Preliminary Draft—For Discussion Purposes Only

Illustrative Sensitivities

Real Estate Summary

(dollars in millions)

Property	Square Feet	Occupancy	Illustrative Reference Range Low		Illustrative Reference Range High	Less: Debt Balance[1]	Implied Equity Reference Range Low		Implied Equity Reference Range High	Tax Basis[1]	Implied After-Tax Reference Range Low		Implied After-Tax Reference Range High
Florence, Alabama	97,926	100.0%	$16.7	--	$17.3	$12.4	$4.3	--	$4.9	$14.0	$4.3	--	$4.9
Gardendale, Alabama[2]	156,386	95.0%	18.8	--	23.3	10.5	8.3	--	12.8	15.2	8.3	--	12.8
Fayetteville, North Carolina	32,788	100.0%	4.0	--	4.6	3.2	0.8	--	1.4	3.2	0.8	--	1.4
Jacksonville, Florida	66,466	23.5%	5.4	--	6.0	0.0	5.4	--	6.0	5.3	5.4	--	5.7
Total			$44.9	--	$51.2	$26.1	$18.8	--	$25.1		$18.8	--	$24.8
BAMM Ownership[3]			$42.6	--	$48.6	$24.8	$17.8	--	$23.8		$17.8	--	$23.6

1. Per Company management. Includes an additional $5.5 million of debt at Gardendale.
2. Gardendale, Alabama Low Selected Reference Range Calculation:

Normalized Fiscal Year 2016 NOI[4]	$1.2
Selected Cap Rate	7.25%
Implied Asset Value	$16.6
Add: Present Value of Sales Tax Credit[5]	2.2
Total Value (Rounded)	$18.8

3. Represents Company's 94.9% ownership of PGP.
4. Based on 95.0% of rental revenue, per Company management, and excludes sales tax credit income.
5. Based on 2016 sales tax credit grown at inflationary rate of 2.0% and discount rate of 8.25%, based on discount rate utilized in appraisal provided by Company management.
Source: Company management and Company-provided appraisals.

HOULIHAN LOKEY 11

Preliminary Draft - For Discussion Purposes Only

Appendix

Preliminary Draft—For Discussion Purposes Only

Appendix

Other Information

Preliminary Draft—For Discussion Purposes Only

Other Information

Illustrative Selected Transactions

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value[1]	Revenue	Transaction Value / EBITDA[2]	EBITDA Margin %[2]
03/17/2014	07/15/2014	Hastings Entertainment Inc.	Draw Another Circle, LLC	$72.5	$436.0	26.5x	0.6%
08/10/2009	09/30/2009	Barnes & Noble College Bookstores, Inc. (nka:Barnes & Noble College Booksellers, LLC)	Barnes & Noble, Inc.	$540.5	$1,778.0	4.9x	6.3%

Note: Shown for informational purposes. No transaction used for comparative purposes is identical to the Transaction.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction.
NMF refers to not meaningful figure.
NA refers to not available.
Source: Capital IQ.

HOULIHAN LOKEY | 14

Preliminary Draft - For Discussion Purposes Only

Other Information

Illustrative Weighted Average Cost of Capital Calculation

(dollars in millions)

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Equity Market Value	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Barnes & Noble, Inc.	$79.6	$0.0	$1,772.7	$1,852.3	4.5%	4.3%	0.0	0.0%	95.7%
GameStop Corp.	250.7	0.0	4,424.4	4,675.1	5.7%	5.4%	0.0	0.0%	94.6%
Trans World Entertainment Corporation	1.1	0.0	121.8	123.0	0.9%	0.9%	0.0	0.0%	99.1%
Outerwall Inc.	962.9	0.0	1,306.0	2,268.8	73.7%	42.4%	0.0	0.0%	57.6%
Median	$165.2	$0.0	$1,539.3	$2,060.6	5.1%	4.8%	0.0%	0.0%	95.2%
Mean	$323.6	$0.0	$1,906.2	$2,229.8	21.2%	13.3%	0.0%	0.0%	86.7%
Books-A-Million, Inc.[13]	$40.8	$0.0	$29.9	$70.7	136.5%	57.7%	0.0%	0.0%	42.3%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
Barnes & Noble, Inc.	0.99	0.96	6.25%	1.86%	10.3%	4.9%	NA	10.0%
GameStop Corp.	0.94	0.91	6.25%	1.16%	9.3%	5.5%	NA	9.0%
Trans World Entertainment Corporation	0.42	0.42	6.25%	5.99%	10.9%	NA	NA	10.8%
Outerwall Inc.	0.79	0.55	6.25%	1.94%	9.1%	5.9%	NA	6.8%
Median	0.86	0.73			9.8%	5.5%	NA	9.5%
Mean	0.78	0.71			9.9%	5.5%	NA	9.2%
Books-A-Million, Inc.[14]	0.48	0.26	6.25%	5.99%	11.3%	3.6%	NA	6.0%

Note: No company used in this calculation for comparative purposes is identical to the Company.
1. Represents annual average debt amount based on most recent public filings as of April 14, 2015.
2. Preferred stock amount as stated in most recent public filing as of April 14, 2015.
3. Equity market value based on closing price on April 14, 2015 and on reported fully-diluted shares as stated in most recent public filing as of April 14, 2015.
4. Total capitalization equal to equity market value + debt outstanding + preferred stock.
5. Based on actual beta per Bloomberg, five-year $USD weekly against the S&P 500 Total Return Index, as of April 14, 2015.
6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt to Equity Market Value)) + (Preferred Stock to Equity Market Value)).
7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
8. 2014 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7.
9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of April 14, 2015, based on 20-year U.S. Treasury Bond Yield.
10. Based on selected company weighted average interest rate per most recent public filings as of April 14, 2015.
11. Based on selected company weighted average preferred dividend per most recent public filings as of April 14, 2015.
12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption.
13. Per Company management, includes average revolver borrowings for fiscal year ended January 31, 2015 (less adjustments to exclude borrowings related to PGP). Reflects average debt amounts for illustrative purposes as a proxy for actual debt amounts, which may vary based on seasonailty. Equity Market Value represents implied equity value from BAMM Operations and excludes PGP implied equity value.
14. Based on projected weighted average cost of debt for fiscal year ending January 31, 2016, per Company management.
NA refers to not available.
Sources: Capital IQ, Bloomberg and, in the case of BAMM, per Company management as approved by Special Committee.

HOULIHAN LOKEY | 15

Preliminary Draft - For Discussion Purposes Only

Other Information

Illustrative Weighted Average Cost of Capital Calculation (cont.)

Market Assumptions

Risk-Free Rate of Return2 2.29%

Equity Risk Premium3 6.25%

Size Premium4 5.99%

Tax Rate5 40.00%

BAMM Capital Structure Assumptions1

Debt to Total Capitalization 57.7%

Preferred Stock to Total Capitalization 0.0%

Equity Market Value to Total Capitalization 42.3%

Debt to Equity Market Value 136.5%

Preferred Stock to Equity Market Value 0.0%

Cost of Debt6 3.6%

Cost of Preferred Stock NA

Cost of Equity for Computed WACC

Selected Unlevered Beta7 0.73

Computed Levered Beta8 1.32

Cost of Equity9 16.6%

Computed Weighted Average Cost of Capital10 8.2%

Illustrative Weighted Average Cost of Capital Range Based on BAMM Capital Structure 8.0% — 9.0%

1. Based on current capital structure for BAMM as of April 14, 2015 and excludes PGP. See previous page.

2. Risk Free Rate of Return as of April 14, 2015, based on 20-year U.S. Treasury Bond Yield.

3. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.

4. 2014 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7.

5. Per Company management.

6. Based on projected weighted-average cost of debt for fiscal year ending January 31, 2016, per Company management.

7. Based on review of selected companies’ unlevered betas listed on previous page.

8. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on BAMM Capital Structure Assumptions.

9. Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.

10. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on “Cost of Equity for Computed WACC” and Market and BAMM Capital Structure Assumptions.

NA refers to not available.

Source: Capital IQ, Bloomberg and, in the case of BAMM estimates and assumptions, per Company management as approved by Special Committee.

Preliminary Draft—For Discussion Purposes Only

Appendix

Illustrative Alternatives

Preliminary Draft—For Discussion Purposes Only

Illustrative Alternatives

Anderson Family – Debt Capacity

Based on the terms of the Company’s existing credit agreement and borrowing base, per Company management, there is availability to fund the proposed transaction

Illustrative Minimum Excess Availability % Throughout Projection Period

Additional Funds from Real Estate Sensitivity1

Illustrative Per Share Range

$2.75 $3.00 $3.25 $3.50 $3.75

$ 2.500 45.2% 43.8% 42.4% 41.0% 39.6%

$ 3.500 46.0% 44.6% 43.2% 41.8% 40.4%

$ 4.500 46.8% 45.4% 44.0% 42.6% 41.2%

$ 5.500 47.6% 46.2% 44.8% 43.4% 42.0%

$ 6.500 48.3% 47.0% 45.6% 44.2% 42.8%

Illustrative Leverage Ratio2

Additional Funds from Real Estate Sensitivity1

Illustrative Per Share Range

$2.75 $3.00 $3.25 $3.50 $3.75

$ 2.500 3.2x 3.3x 3.4x 3.5x 3.6x

$ 3.500 3.2x 3.3x 3.4x 3.5x 3.6x

$ 4.500 3.1x 3.2x 3.3x 3.4x 3.5x

$ 5.500 3.0x 3.1x 3.2x 3.3x 3.4x

$ 6.500 3.0x 3.1x 3.2x 3.3x 3.4x

1. Reflects additional contractual indebtedness of $10.0 million at Gardendale to be funded in May 2015, per Company management. 2. For the Company’s core book business only; does not reflect debt, income or implied equity of real estate holdings.

Note: Excess Availability represents borrowing base of the Company’s revolving credit facility less outstanding revolver balance and letters of credit. Source: Company management, Company management projections as approved by Special Committee.

Preliminary Draft—For Discussion Purposes Only

Illustrative Alternatives

Illustrative Dividend Recapitalization

As an alternative to the proposed transaction, the Company could issue a special dividend pro rata to all shareholders through additional borrowings on its revolving line of credit

Illustrative Minimum Excess Availability % Throughout Projection Period

Additional Funds from Real Estate Sensitivity1

Illustrative Dividend / Share

$0.50 $1.00 $1.50 $2.00 $2.50

$ 2.500 54.3% 48.0% 41.7% 35.4% 29.2%

$ 3.500 55.1% 48.8% 42.5% 36.2% 30.0%

$ 4.500 55.9% 49.6% 43.3% 37.0% 30.8%

$ 5.500 56.7% 50.4% 44.1% 37.8% 31.5%

$ 6.500 57.4% 51.2% 44.9% 38.6% 32.3%

Illustrative Leverage Ratio2

Additional Funds from Real Estate Sensitivity1

Illustrative Dividend / Share

$0.50 $1.00 $1.50 $2.00 $2.50

$ 2.500 2.6x 3.0x 3.5x 3.9x 4.4x

$ 3.500 2.5x 3.0x 3.4x 3.9x 4.3x

$ 4.500 2.5x 2.9x 3.3x 3.8x 4.2x

$ 5.500 2.4x 2.8x 3.3x 3.7x 4.2x

$ 6.500 2.3x 2.8x 3.2x 3.7x 4.1x

1. Reflects additional contractual indebtedness of $10.0 million at Gardendale to be funded in May 2015, per Company management. 2. For the Company’s core book business only; does not reflect debt, income or implied equity of real estate holdings.

Note: Excess Availability represents borrowing base of the Company’s revolving credit facility less outstanding revolver balance and letters of credit. Source: Company management, Company management projections as approved by Special Committee.

Preliminary Draft—For Discussion Purposes Only

Appendix

Representative Buyer Universe

Preliminary Draft—For Discussion Purposes Only

Representative Buyer Universe

Summary Potential Buyer Universe

Three in-bound inquiries emerged since the Company’s January 29, 2015 public announcement of the Anderson Family proposal

In accordance with the Special Committee’s directives, high-level discussions were conducted with each party and/or their representatives to address interest and discuss publicly disclosed information related to the Company and the Anderson Family proposal

No party has submitted a written indication of interest that includes proposed financial terms

The following pages highlight certain potential buyers that possess the following characteristics:

Demonstrated interest and/or knowledge in specialty retail

Experience with out-of-favor industry segments

Track record of participating in public company acquisitions

Financial ability to consummate a transaction

The listed potential parties primarily include financial sponsors as potential interest level from strategic buyers may be limited given ongoing industry challenges

Preliminary Draft—For Discussion Purposes Only

Representative Buyer Universe

Summary Potential Buyer Universe (cont.)

Representative Financial Buyers

PME Capital UAB

Potential Strategic Buyers

(Public) (Public) (Private/Operating Subsidiary) (Public) (Public)

Preliminary Draft—For Discussion Purposes Only

Representative Buyer Universe

Representative Financial Buyer Universe

Financial Sponsor Fund Vintage Fund size ($ mm) Invested v Available Capital Equity Check Range ($ mm) Selected Relevant current and Prior Holdings

NA NA1

2014 690

2010 200

2014 1,750

2010 580

2012 250

2012 1,470

10-150

20-200

5-40

20-150

10-70

10-25

5-25

1. Pledged fund.

NA refers to not available.

Source: Capital IQ and Company websites, as of April 14, 2015. Invested Capital Available Capital

Preliminary Draft—For Discussion Purposes Only

Representative Buyer Universe

Representative Financial Buyer Universe (cont.)

Financial Sponsor Fund Vintage Fund Size ($ mm) Invested v Available Capital Equity Check Range ($ mm) Selected Relevant Current and Prior Holdings

2011 2,100 2011 1,100 2013 1,000 2006 2,700 2013 1,600 NA NA NA 50-250 25-200 3-131 75-250 30-100 Up to 1000

NA refers to not available. Invested Capital Available Capital

Source: Capital IQ and Company websites, as of April 14, 2015. 24

Preliminary Draft—For Discussion Purposes Only

Representative Buyer Universe

Representative Financial Buyer Universe (cont.)

Financial Sponsor Fund Vintage Fund Size ($ mm) Invested v Available Capital Equity Check Range ($ mm) Selected Relevant Current and Prior Holdings

2013 2014 NA 2014 2014 2008 2,300 1,140 NA 2,100 2,500 650

NA refers to not available.

Source: Capital IQ and Company websites, as of April 14, 2015. Invested Capital Available Capital 25

Preliminary Draft—For Discussion Purposes Only

Representative Buyer Universe

Strategic Buyers Overview

(dollars in millions)

Hastings Entertainment Inc.

Revenue $ 430.8

LTM

EBITDA $ 1.5

Cash Balance $ 3.0

Debt Balance $ 51.3

# of Stores 126

# of Acquisitions in Last

0

5 Years

Retailer of books, music, movies,

video games, electronics, other

Core Industry entertainment products, apparel,

greeting cards, and seasonal

merchandise

19 States—Primarily in the Western

Geographic Presence

and Midwestern United States

Operates 126 superstores and its own

Description

multimedia e-commerce website

Trans World Entertainment Corporation

Revenue $ 358.5

LTM

EBITDA $ 7.7

Cash Balance $ 79.4

Debt Balance $ 1.2

# of Stores 339

# of Acquisitions in Last

0

5 Years

Retailer of video, music, video games,

Core Industry electronics, and other entertainment

products

United States, the District of

Geographic Presence

Columbia, and the U.S. Virgin Islands

Operates 283 mall-based, 10 video

Description only, 46 freestanding stores, and

several retail websites

Source: Capital IQ, as of April 14, 2015.

Preliminary Draft—For Discussion Purposes Only

Representative Buyer Universe

Strategic Buyers Overview (cont.)

(dollars in millions)

Barnes & Noble, Inc.

Revenue $ 6,207.3

LTM

EBITDA $ 336.7

Cash Balance $ 326.7

Debt Balance $ 0.0

# of Stores 1,361

# of Acquisitions in Last

0

5 Years

Retailer and content provider of books,

Core Industry

textbooks, magazines, and newspapers

Geographic Presence United States

Operates 661 retail bookstores, 700 college

Description bookstores, the NOOK e-reader line, and its

own e-commerce website

Outerwall Inc.

Revenue $ 2,303.0

LTM

EBITDA $ 465.3

Cash Balance $ 242.7

Debt Balance $ 962.9

# of Stores 65,020

# of Acquisitions in Last

0

5 Years

Automated retail solutions for movie and

Core Industry

video game rental and coin-counting

United States, Canada, Puerto Rico,

Geographic Presence

Ireland, and the United Kingdom

Operates 43,680 Redbox kiosks and

21,340 Coinstar kiosks, primarily located

Description outside supermarkets, drug stores, mass

merchants, financial institutions,

convenience stores, malls, and restaurants

Source: Capital IQ, as of April 14, 2015.

Preliminary Draft—For Discussion Purposes Only

Representative Buyer Universe

Strategic Buyers Overview (cont.)

(dollars in millions)

Amazon.com Inc.

Revenue $ 88,988.0

LTM

EBITDA $ 4,365.0

Cash Balance $ 14,557.0

Debt Balance $ 16,089.0

# of Stores 0

# of Acquisitions in Last

19

5 Years

Online retailer, third-party sales platform,

Core Industry

and online content provider

Geographic Presence Global

Operates its own e-commerce website,

manages a third-party sales platform, serves

developers and enterprises through web

Description

services division, manufactures and sells

branded electronic devices, and distributes

content through its own online platform

Source: Capital IQ, as of April 14, 2015.

Preliminary Draft—For Discussion Purposes Only

Appendix

Disclaimer

Preliminary Draft—For Discussion Purposes Only

Disclaimer Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Books-A-Million, Inc. (“BAMM” or the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent.

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All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses.

The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokey’s or its affiliates’ proprietary interests may conflict with the Company’s interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise companies mentioned in the materials.

Preliminary Draft—For Discussion Purposes Only